Exhibit 4.16

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following description of our common stock is a summary of its material terms, and is qualified in its entirety by reference to our amended and restate articles of incorporation (the “Articles of Incorporation”) and amended and restated bylaws, both of which are exhibits to our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Overview

Our Articles of Incorporation authorize 3,220,000,000 shares of capital stock, consisting of (i) 1,600,000,000 shares of Class A common stock, par value $0.01 per share; (ii) 800,000,000 shares of Class B common stock, par value $0.01 per share; (iii) 800,000,000 shares of Class C common stock, par value $0.01 per share (as used in this section “Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” the term “common stock” shall refer to the Class A common stock, Class B common stock and Class C common stock); and (iv) 20,000,000 shares of preferred stock, par value $0.01 per share.

Our Class A common stock is publicly traded on NASDAQ under the symbol “DISH.”

Common Stock

Each holder of a share of Class A common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders. Each holder of a share of Class B common stock is entitled to ten votes for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders. Each holder of a share of Class C common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders, except that each holder of a share of Class C common stock is entitled to ten votes in the event of a “Change in Control of DISH Network” (as defined below). Except as otherwise required by law or the terms of any outstanding series of preferred stock, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of Class A common stock, Class B common stock, Class C common stock and preferred stock shall vote together without regard to class.

Each share of our Class B common stock and Class C common stock is convertible at the option of the holder thereof into one share of our Class A common stock, as adjusted to give effect to any stock split (including a reverse stock split) or stock dividend. Holders of our Class A common stock have no redemption or conversion rights.

Holders of our common stock do not have preemptive rights. Thus, if additional shares of our common stock are issued, the current holders of our common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance. The outstanding shares of our common stock are fully paid and non-assessable.

Holders of our common stock are not entitled to cumulate their votes in the election of directors. Subject to any preferential rights of holders of preferred stock or restrictions on the payments of dividends imposed under the terms of our indebtedness, holders of common stock shall be entitled to receive their pro rata shares, based upon the number of shares of common stock held by them, of such dividends or other distributions as may be declared by our board of directors from time to time from legally available funds and of any distribution of our assets, after payment of all prior claims, upon our liquidation, dissolution or winding up, whether voluntary or involuntary.

“Change in Control of DISH Network” means (i) any transaction or series of transactions, the result of which is that the Principals (as defined below) and their Related Parties (as defined below), or an entity controlled by the Principals and their Related Parties, cease to be the "beneficial owners" (as defined in Rule 13(d)(3) under the Exchange Act) of at least 30% of the total equity interests of DISH Network and to have the voting power to elect at least a majority of the DISH Network Board; or (ii) the first day on which a majority of the members of the DISH Network Board are not continuing directors.

“Principals” means Charles W. Ergen, James DeFranco, and David K. Moskowitz.

“Related Parties” means, with respect to any Principal: (y) the spouse and each immediate family member of such Principal; and (z) each trust, corporation, partnership or other entity of which such Principal beneficially holds an 80% or more controlling interest.